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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-89076

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 10, 2002)

Perficient, Inc.

3,005,760 SHARES OF COMMON STOCK

        This document supplements the prospectus of Perficient, Inc. dated October 10, 2002, relating to the resale of 3,005,760 shares of our common stock, $.001 par value, by certain of our stockholders. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Stockholders" in the prospectus dated October 10, 2002.

        Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 1 to read about certain risks that you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 30, 2004.

SELLING STOCKHOLDERS

        The following table sets forth the names of the Selling Stockholders, the number of shares of common stock owned beneficially by each Selling Stockholder as of January 30, 2004 and the number of shares that may be offered pursuant to this prospectus. In some instances, the shares of common stock offered pursuant to this prospectus may be sold by the pledgees, donees, transferees, assignees or other successors-in-interest that receive their shares from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, and the term "Selling Stockholders" as used herein shall include such pledgees, donees, transferees, assignees or other successors-in-interest.

        The Selling Stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the Selling Stockholders will hold in the future.

        As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

			Shares Beneficially Owned After the Offering(3)
Selling Stockholder(1)	Beneficial Ownership of Shares of Common Stock Prior to Sale(2)	Shares to be Sold in the Offering
			Number	Percent
Daniel Hilliard	30,300	30,300	—	*
Hilliard Limited Partnership	15,150	15,150	—	*
Daniel Hilliard TTEE Flint Trust Amended 6/19/98 UA DTD 12/20/97 FBO Wallace J. Hilliard	151,500	151,500	—	*
Julie A. Maccoux & Neal J. Maccoux JT TEN	18,180	18,180	—	*
Andrew Hilliard	30,300	30,300	—	*
Hilliard Family Foundation Inc.	23,176	18,180	4,996	*
Daniel Hilliard TTEE Wallace J. Hilliard Irrevocable Trust UA DTD 10/25/99	7,575	7,575	—	*
Paul Hilliard	15,150	15,150	—	*
Chris Cline	15,150	15,150	—	*
Richard Chernick	7,575	7,575	—	*
Frederick Seipp	7,575	7,575	—	*
US Trust CF Ralph Worthington IV IRA	151,500	151,500	—	*
WWC Capital Fund, L.P. (4)	909,000	909,000	—	*
Sam J. Fatigato (5)	82,810	75,750	7,060	*
John T. McDonald (6)	1,974,956	151,500	1,823,456	12.99%
Eric Simone (7)	87,279	75,750	11,529	*
Jalak Investments BV	378,750	378,750	—	*
David Lundeen (8)	525,749	151,500	374,249	*
Robert Drysdale	151,500	151,500	—	*
Robert E. Pickering (9)	161,500	151,500	10,000	*
Richard Hein	75,750	75,750	—	*
Peter Douglas Wierenga	75,750	75,750	—	*
Paul Drueke and Mary Jo Drueke	37,875	37,875	—	*
Nordruk Partners Investment Company, LP	151,500	151,500	—	*
Philip J. Rosenbaum Revocable Living Trust (10)	125,750	75,750	50,000	*
Leonard Rodell	37,875	37,875	—	*
Rodell Children's Trust	37,875	37,875	—	*

*
Indicates less than 1% of the outstanding shares of Perficient common stock.

(1)
Mr. McDonald is currently employed by us and is Chief Executive Officer and a director. Mr. Simone was employed by us through June 2003. Mr. Fatigato resigned his positions as president, Chief Operating Officer and director effective April 19, 2002. Messrs. Lundeen, Rosenbaum and Pickering are directors of Perficient. Mr. Cromwell, an investor in WWC Capital Fund, LP, was a director of Perficient until resigning on October 17, 2003. No other Selling Stockholder has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock and other securities.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by them.

(3)
Assumes all of the shares of common stock offered hereby are sold by the Selling Stockholders. The percentage of beneficial ownership is based on 14,033,246 shares of common stock outstanding as of January 30, 2004.

(4)
WWC Capital Management, L.L.C., general partner of WWC Capital Fund, L.P., together with its controlling persons, Michael J. Cromwell, III and Jonathan Wallace, hold sole voting and sole dispositive power for the shares of our common stock purchased or to be purchased by WWC Capital Fund, L.P. This information is based solely on the Schedule 13D filed by WWC Capital Fund, L.P. on January 23, 2002.

(5)
Includes options to purchase 7,060 shares of our common stock exercisable within 60 days of the date hereof.

(6)
Includes 502,442 shares owned by Beekman Ventures, Inc., of which Mr. McDonald is president and sole stockholder. Mr. McDonald is deemed to be the beneficial owner of such shares. Also includes options to purchase 671,208 shares under our stock option plan. Does not include options to purchase 548,003 shares of our common stock that are not exercisable within 60 days of the date hereof.

(7)
Includes options to purchase 11,529 shares of our common stock exercisable within 60 days of the date hereof.

(8)
Includes options to purchase 49,999 shares of Perficient common stock exercisable within 60 days of the date hereof. Does not include options to purchase 25,001 shares of Perficient common stock not exercisable within 60 days of the date hereof.

(9)
Includes options to purchase 10,000 shares of Perficient common stock exercisable within 60 days of the date hereof.

(10)
Includes options to purchase 50,000 shares of Perficient common stock exercisable within 60 days of the date hereof.

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SELLING STOCKHOLDERS